EXHIBIT (a)(1)(D)

Offer to Purchase for Cash
650,000 Ordinary Shares
of
TTI Team Telecom International Ltd.

at
$6.00 Net Per Share
by

Team Software Industries Ltd.

The Offer and Withdrawal Rights Will Expire at 5:00 p.m., New York Time,
on Monday, March 10, 2003, Unless the Offer is Extended.

     February 7, 2003

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

We have been appointed by Team Software Industries Ltd. (the "Bidder"), to act as Information Agent in connection with the Bidder's offer to purchase 650,000 ordinary shares, par value NIS 0.50 per share, of TTI Team Telecom International Ltd. ("TTI") at a price of $6.00 per share, net to the seller in cash, less any required withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Bidder's Offer to Purchase, dated February 7, 2003 (the “Offer to Purchase”) and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares registered in your name or in the name of your nominee.

We urge you to contact your clients as promptly as possible.  Please note that the Offer and withdrawal rights expire at 5:00 p.m., New York time, on Monday, March 10, 2003 (the “Initial Offer Period”), unless the Offer is extended.

The Offer is conditioned on, among other things:

-

650,000 shares are validly tendered and not withdrawn prior to the expiration of the Initial Offer Period (the “Initial Expiration Date”) and the expiration of the Additional Offer Period (as defined below), such that following the consummation of the Offer, the Bidder owns 50.22% of the outstanding ordinary shares of TTI; and

-

in accordance with Israeli law, the aggregate number of shares tendered must exceed the number of shares represented by notices of objection to the Offer. See more information below.

The offer is not conditioned on the availability of financing or on the approval of the board of directors of TTI.  Please see Section 12 of the Offer to Purchase, which sets forth in full the conditions to the Offer.

Promptly following the end of the Initial Offer Period, the Bidder will announce to the shareholders whether or not the conditions to the Offer have been met.  If the conditions have been met, the shareholders who have not responded to the Offer, who have notified the Bidder of their objection to the completion of the Offer or who have tendered their shares but have withdrawn their tender, will be entitled to tender their shares during an additional four calendar-day period after the end of the Initial Offer Period (the “Additional Offer Period”).  Shares that have been tendered during the Initial Offer Period may not be withdrawn during the Additional Offer Period.

If a number of shares are validly tendered and not properly withdrawn prior to the expiration of the Additional Offer Period, such that the Bidder would purchase more than 650,000 ordinary shares, the Bidder will, upon the terms and subject to the conditions of the Offer, accept for payment such number of shares on a pro rata basis from all tendering shareholders such that the Bidder would purchase 650,000 ordinary shares.  Promptly following the expiration of the Additional Offer Period (the “Final Expiration Date”), the Bidder will announce the results of proration.  If the Bidder is unable to promptly determine the proration results, the Bidder will announce the preliminary results of proration.  Shares accepted for payment pursuant to the Offer will be paid for promptly following the calculation of the final proration factor. In accordance with applicable regulations of the SEC, the Bidder may purchase pursuan t to the Offer an additional amount of ordinary shares of TTI, not to exceed 2% of the outstanding ordinary shares of TTI (or 237,440 ordinary shares), without amending or extending the Offer.

Explanation of Notice of Objection.  Under Israeli law, the shareholders of TTI may respond to the Offer by accepting the Offer and tendering all or any portion of their shares in accordance with the Offer to Purchase and the instructions contained in the Letter of Transmittal or by notifying the Bidder of their objection to the Offer by executing and delivering a Notice of Objection.  Alternatively, they may simply do nothing and not tender their shares or object to the Offer. It is a condition to the Offer that as of the Initial Expiration Date, the aggregate number of shares tendered in the Offer is greater than the number of shares represented in Notices of Objection.  In making this calculation, the Bidder excludes its shares and the shares owned by its affiliates.  The Bidder will make this calculation and announce the results promptly after the Initial Expiration Date.  If this and the other conditions to the Offer have been satisfied, shareholders will be afforded an additional four calendar days to tender their shares in the Offer or withdraw shares already tendered, but Notices of Objection will no longer be accepted.

IMPORTANT: IF A SHAREHOLDER SUBMITS A NOTICE OF OBJECTION WITH RESPECT TO HIS SHARES AND THEREAFTER DELIVER TO YOU A LETTER OF TRANSMITTAL BY WHICH HE TENDERS THOSE SHARES, PLEASE DISREGARD THE NOTICE OF OBJECTION. SIMILARLY, IF A SHAREHOLDER SUBMITS TO YOU A LETTER OF TRANSMITTAL BY WHICH EY TENDERS HIS SHARES, AND THEREAFTER HE DELIVERS TO YOU A NOTICE OF OBJECTION WITH RESPECT TO THOSE SHARES, PLEASE DISREGARD THE LETTER OF TRANSMITTAL.  IF A SHAREHOLDER SUBMITS A LETTER OF TRANSMITTAL AND A NOTICE OF OBJECTION CONURRENTLY WITH RESPECT TO THE SAME SHARES, PLEASE DISREGARD THE NOTICE OF OBJECTION.

Enclosed for your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, are copies of the following documents:

1.

Offer to Purchase, dated February 7, 2003;

2.

Letter of Transmittal for your use in accepting the Offer and tendering shares and for the information of your clients;

3.

Notice of Guaranteed Delivery to be used to accept the Offer if the shares and all other required documents are not immediately available or cannot be delivered to the Depositary by the Final Expiration Date or if the procedure for book-entry transfer cannot be completed by the Final Expiration Date;

4.

A letter which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining the clients' instructions with regard to the offer;

5.

Notice of Objection for your use in objection to the Offer for your clients;

6.

Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.

Return envelope addressed to American Stock Transfer & Trust Company, as Depositary.

In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates evidencing the shares (or a confirmation of a book-entry transfer of the shares into the Depositary’s account at the Depository Trust Company), (2) a Letter of Transmittal properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an agent's message (as described in the Offer to Purchase) and (3) any other required documents.

If holders of shares wish to tender, but cannot deliver their certificates or cannot comply with the procedure for book-entry transfer prior to the expiration of the offer, a tender of shares may be effected by following the guaranteed delivery procedure described in "Section 3. Procedures for Tendering Shares or Notifying Us of Your Objection to This Offer" of the Offer to Purchase.

If holders of shares wish to object to the Offer, any objections may be effected by completing the Notice of Objection.

The Bidder will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of shares pursuant to the Offer (other than to the Depositary and Information Agent).  However, the Bidder will, upon request, reimburse you for customary and reasonable mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Bidder will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the undersigned at our address and telephone numbers set forth on the back cover page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from us, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,

Nothing contained in this letter or in the enclosed documents shall constitute you or any other person as the agent of the Bidder, TTI, the Information Agent or the Depositary, or of any affiliate of any of them, or authorize you or any other person to use any document or to make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.